Exhibit 99.01

ChipPAC Reports First Quarter 2003 Results

•	11.9% Revenue growth year over year
•	16% Improvement in year over year earnings
•	2Q03 Revenues expected to grow 10% to 15% over 1Q03
•	On track for return to profitability

Fremont, CA, April 28, 2003 – ChipPAC, Inc. (Nasdaq: CHPC), one of the world’s largest and most diversified providers of semiconductor assembly and test services, today announced results for the first quarter ended March 31, 2003.

Revenue for the three months ended March 31, 2003, increased 11.9% to $88.6 million, compared to $79.2 million in the same quarter a year ago. This is a decline of 4.4% compared to the quarter ended December 31, 2002, in line with prior guidance. Net loss was $9.7 million or $(0.10) per diluted share compared to a net loss of $11.5 million or $(0.15) per diluted share in the same quarter a year ago. Prior guidance was for net loss to be in the range of $(0.10) to $(0.13) per diluted share.

Dennis McKenna, Chairman and Chief Executive Officer of ChipPAC, commented, “The historically weak first quarter met our expectations. January was weak due to the prior year-end push but we saw improvement month over month as the quarter progressed. This improvement continued into April. Contributing to the improvement was the growth of our new customers, three of whom broke into our top ten customer list. This is a significant achievement and this diversification has resulted in our largest customer accounting for only 14% of revenue in the first quarter. Reinforcing ChipPAC’s success was the strength of our communications end-markets, where more feature-rich phones, WLAN products, and new wireline business showed sequential improvement for the fifth quarter in a row. Our die stacking and RF test technology, combined with our geographically targeted manufacturing and market leading customers, is proving to be a successful growth strategy.”

Robert Krakauer, Chief Financial Officer of ChipPAC, said, “The strength of our new customer programs positions us well for growth through the year, and when combined with our diligence in managing our cost structure, our plans for a return to profitability are on track. We reduced selling, general and administrative expenses, while increasing research and development on a year over year basis as we continue to focus on the development of new technologies. We believe we are starting to see a stabilization of the business as evidenced by sequentially flat unit volumes and average selling prices appearing to follow a more traditional level of decline. Going forward, the Company remains very focused on profitability, which will be driven by improved asset utilization, and resource productivity.”

Outlook

McKenna continued, “Our customer forecasts, product mix and end markets are forecasting strong growth, which gives us confidence that we will achieve our goal of breakeven net income in 2003. For the second quarter 2003, we expect to achieve sequential revenue growth of 10% to 15%, with a further improvement in net loss in the range of $(0.02) to $(0.05) per share. We are seeing strong unit volume growth, which should bring utilization rates into the 70% range and contribute to our profit improvements. The strength of our guidance is based on our customers, new product cycles, introduction of new technology products from ChipPAC, some inventory replenishment, and overall market share gains within our targeted areas. Finally, new business activity remains high, which provides additional confidence in our prospects for growth.”

Investor Conference Call / Webcast Details

ChipPAC will review detailed first quarter 2003 results, and future guidance on April 28, 2003 at 9AM EDT. The conference call-in number is (800) 245-3043 (domestic) or (785) 832-0201 (international). A replay will be available from 12 PM EDT on April 28 through midnight EDT, May 5. The replay number is (888) 567-0675 (domestic) or (402) 530-0417 (international). The confirmation identification for both the live call and replay is CHPC. The live call and replay will also be accessible over the web at www.chippac.com.

About ChipPAC, Inc.

ChipPAC is a full-portfolio provider of semiconductor packaging design, assembly, test and distribution services. The company combines a history of innovation and service with more than a decade of experience satisfying some of the largest customers in the industry. With advanced process technology capabilities and a global manufacturing presence spanning Korea, China, Malaysia and the United States, ChipPAC has a reputation for providing dependable, high quality packaging solutions. For more information, visit the company’s Web site at www.chippac.com.

CONTACT:

David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021

Both with The Ruth Group, www.TheRuthGroup.com

# # #

Forward-Looking Statements:

This press release includes forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995, which are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements include statements relating to the our guidance for a 10% to 15% sequential increase in second quarter 2003 revenues, with a reduced net loss in the range of $(0.02) to $(0.05) per diluted share, utilization rates in the 70% range, and guidance for breakeven net income in 2003 based on our customer forecasts, product mix, inventory replenishment, our share of customers’ end markets, production qualifications, program ramps and customer growth; the strength of our new customer programs; improved asset utilization and resource productivity; business stabilization and that new business activity will remain high. Some of these risks and uncertainties are detailed in documents filed with the Securities and Exchange Commission, and include, but may not necessarily be limited to, competitive conditions in the semiconductor foundry industry, timing and success of new product introductions, customer demand, our ability to meet volume production and development time, the ongoing quality of our services, improved asset utilization, the ability of our suppliers to provide materials, equipment and services on a timely and cost competitive basis, exchange rates, industry improvement, growth in electronic product demand, general market conditions, and general economic and political conditions. Additional risks and uncertainties are discussed in exhibit 99.1 (Risk Factors) to our annual report on Form 10-K for the period ended December 31, 2002. The Company undertakes no obligation to update the information in this press release.

ChipPAC, Inc.

ChipPAC, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2003	March 31, 2002
Revenue	$88,568	$79,213
Cost of revenue	78,527	69,658

Gross profit	10,041	9,555
Operating expenses:
Selling, general and administrative	9,466	9,774
Research and development	2,854	2,336

	12,320	12,110

Operating loss	(2,279)	(2,555)
Non-operating expenses	6,885	8,490

Loss before income taxes	(9,164)	(11,045)
Provision for income taxes	500	500

Net loss	$(9,664)	$(11,545)

Net loss per share
Basic	$(0.10)	$(0.15)
Diluted	$(0.10)	$(0.15)
Weighted Average shares used in per share calculation:
Basic	94,398	76,794
Diluted	94,398	76,794
Key Ratios & Information:
Gross Margin	11.3%	12.1%
Operating Expenses as a % of Revenue	13.9%	15.3%
Operating Margin	-2.6%	-3.2%
Depreciation & Amortization Expense	16,029	13,389
Capital Expenditures	9,757	7,773

ChipPAC, Inc.

ChipPAC, Inc.

Condensed Consolidated Balance Sheets

(In thousands—Unaudited)

	March 31, 2003	December 31, 2002
Assets
Current assets:
Cash and short-term investments	$26,679	$44,173
Accounts receivable, net	40,107	38,793
Inventories	15,388	15,299
Other current assets	6,105	5,285

Total current assets	88,279	103,550
Property and equipment, net	333,443	336,397
Other non-current assets, including intangibles	31,490	30,257

Total assets	$453,212	$470,204

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	40,151	39,755
Other current liabilities	18,884	29,400

Total current liabilities	59,035	69,155
Long-term debt	217,887	217,887
Convertible subordinated note	50,000	50,000
Other long-term liabilities	18,286	17,618

Total long-term liabilities	286,173	285,505

Total liabilities	345,208	354,660
Stockholders’ equity	108,004	115,544

Total liabilities and stockholders’ equity	$453,212	$470,204